Exhibit 99.1

               Semtech Names Tony Giraudo Chief Operating Officer

    CAMARILLO, Calif.--(BUSINESS WIRE)--April 19, 2004--Semtech Corp. (Nasdaq:SMTC), a leading supplier of analog and mixed-signal semiconductors for communications, portable devices, computers and industrial equipment, announced today that Anthony E. Giraudo has joined the Company as Chief Operating Officer. The position was last held in October 2003 by Jason Carlson, now Semtech's President and Chief Executive Officer.
    As the company's Chief Operating Officer, Mr. Giraudo will oversee all day-to-day operational activities and play a key role in new product development. He will have responsibility for Semtech's six product line business units and the operations group. The sales and corporate marketing, finance, quality assurance, human resources and business development groups will continue to report to Mr. Carlson.
    "Tony has a strong background in dealing with operational issues and managing new product development," commented Jason Carlson. "I expect that he will have an immediate impact on the organization and will allow me more time to focus on growth opportunities for our business."
    Mr. Giraudo has 26 years of experience in the semiconductor industry, having started his career as an analog design engineer with IBM Corporation. Most recently, he served as Chief Executive Officer of TelASIC Communications, a spin-off from Raytheon based in El Segundo, California. He has also held positions with Atmel, Honeywell and NCR. Mr. Giraudo has both undergraduate and graduate level technical degrees from the University of New Mexico.
    As an inducement to joining the Semtech team, the Company granted Mr. Giraudo an option to purchase 200,000 shares of the Company's common stock at an exercise price of $22.88, the closing price of the stock on April 16, 2004, the trading date immediately preceding today's grant date. This non-qualified stock option has a ten year term, vests in four equal annual installments beginning April 19, 2005, and was granted in accordance with NASDAQ Marketplace Rule 4350(i)(1)(A)(iv).

    About Semtech

    Semtech Corporation is a leading supplier of high-quality analog and mixed-signal semiconductor products. The company is dedicated to providing customers with proprietary solutions and breakthrough technology in power management, protection, advanced communications, human interface, test and measurement, and high-speed clock/logic products. Publicly traded since 1967, Semtech is listed on the NASDAQ National Market under the symbol SMTC. For more information, contact Semtech Corp. at 200 Flynn Road, Camarillo, CA 93012-8790; phone (805) 498-2111; email to info@semtech.com; or visit its Web site at www.semtech.com.

    CONTACT: Semtech Corporation
             John Baumann, 805-480-2010 (Investor Relations)